Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts," under the heading "Selected Consolidated Financial Data" in the Registration Statement (Form S-1) and related Prospectus of Innovo Group Inc. for the registration of 298,590 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements and schedule of Innovo Group Inc. included in its Annual Report (Form 10-K) for the year ended November 29, 2003, filed with the Securities and Exchange Commission.

Our audit also included the consolidated financial statement schedule of Innovo Group, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based upon our audit. In our opinion, the financial statement schedule for the year ended November 29, 2003, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                /s/ Ernst & Young LLP

Los Angeles, California
March 5, 2004